Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in Registration Statements on Form S-8 No. 333-234230 and 333-252228, 333-263239 and 333-269258 and Form S-3 333-255096 of our report dated April 16, 2024, of INVO Bioscience, Inc. relating to the audit of the consolidated financial statements as of December 31, 2023 and 2022, and for the periods then ended, including an explanatory paragraph regarding the Company’s ability to continue as a going concern, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPA’s, PLLC

Houston, TX
April 16, 2024